Exhibit 99

THOMAS & BETTS CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2004 EARNINGS

Fourth Quarter Diluted Earnings Per Share $0.40

MEMPHIS, Tenn. – Feb. 7, 2005 – Thomas & Betts Corporation (NYSE: TNB) today reported fourth quarter 2004 net earnings of $24.2 million, a 25.6 percent increase over the $19.3 million reported in the fourth quarter 2003. Earnings per share were $0.41 per basic share and $0.40 per diluted share in the quarter just ended, compared to $0.33 per basic and diluted share in the fourth quarter 2003.

     Fourth quarter 2004 net sales rose 14.5 percent to $400.1 million, compared to $349.5 million in the prior-year period. Favorable foreign currency exchange accounted for approximately $9 million of the sales increase.

     “Our strong performance in the fourth quarter clearly demonstrates the fundamental strength of our company,” said Dominic J. Pileggi, president and chief executive officer. “We successfully offset higher commodity costs through disciplined price management and on-going operational improvements while the quality of our brands and the value of the services we offer distributors continued to strengthen the competitive position of our core electrical business. We remain a supplier of choice for highly engineered steel transmission poles for utility customers and leveraged incremental volume gains into very significant earnings growth in this business. We expect to maintain positive earnings momentum in each of our business segments as the market continues to recover in coming months.”

     The fourth quarter 2004 gross margin was 28.5 percent of sales, compared to 28.3 percent in the prior year period. Selling, general and administrative (SG&A) expense was $73.7 million, or 18.4 percent of sales, compared to $74.3 million, or 21.3 percent of sales, in the fourth quarter 2003. In 2003, SG&A included $4.5 million primarily associated with the planned retirement of the former chief executive officer and other operating income included $3.5 million of pre-tax income from insurance proceeds.

     Fourth quarter 2004 earnings from operations were $40.5 million, or 10.1 percent of sales. This is a significant improvement over earnings from operations of $28.2 million, or 8.1 percent of sales, in the fourth quarter 2003. Higher sales volumes and the company’s continued success in improving operating efficiency contributed to the increase in operating earnings in 2004.

FULL YEAR RESULTS

     Net sales for the full year 2004 were $1.5 billion, up 14.7 percent from 2003 net sales of $1.3 billion. Favorable foreign currency exchange accounted for approximately $37 million in the year-over-year sales increase.

     2004 net earnings more than doubled to $93.3 million compared to $42.8 million of net earnings in 2003. Net earnings per share in 2004 were $1.59 per basic share and $1.57 per diluted share compared to $0.73 per basic and diluted share in 2003. 2004 results include a $13.0 million pre-tax gain ($0.14 per share) from the sale of a minority interest in an European joint venture. 2003 results include a pre-tax benefit of $8.9 million for the favorable settlement of a commercial lawsuit and $3.5 million of pre-tax income from insurance proceeds. Both periods reflect favorable income tax provisions.

     “We are very proud of our full-year performance as we saw our key financial metrics improve,” said Pileggi. “We increased gross margin by nearly two percentage points, to 28.4 percent of sales, despite the pressure rising raw material costs put on margins,” said Pileggi. “We also remained disciplined in managing expenses and reduced SG&A as a percent of sales by two and a half percentage points. This, in turn, contributed to significantly higher earnings from operations. For the full year 2004, earnings from operations were 9.5 percent of sales.”

SEGMENT RESULTS

     Electrical segment fourth quarter sales were $321.5 million, an increase of 12.3 percent over fourth quarter 2003. For the full year, electrical segment sales were $1.3 billion compared to $1.1 billion in 2003. Favorable foreign currency accounted for approximately $8 million of sales in the quarter and $34 million for the full year. Segment earnings in the quarter were $29.4 million, up 29.2 percent compared to $22.8 million in segment earnings for the fourth quarter 2003. Full year 2004 segment earnings nearly doubled to $120.3 million compared to $65.4 million reported in 2003. Price increases and improved operational efficiency effectively offset higher commodity costs in both the quarter and full year. In addition, the company experienced strengthening demand for industrial and utility products throughout 2004 which contributed to the improvement in sales and earnings performance for both the quarter and full year.

     Sales in the Steel Structures segment were $41.1 million in the quarter and $139.6 million for the full year, up significantly from $26.7 million and $93.5 million reported in the comparable 2003 periods. The segment earned $6.6 million in the fourth quarter, triple the $2.2 million reported in the prior-year period. Full year 2004 segment earnings more than doubled, to $15.7 million, compared to $6.4 million in 2003. Strengthening demand by utilities for region-specific projects to upgrade or expand the electrical transmission grid and surcharges instituted to offset higher raw material costs contributed to the favorable sales comparison for both the quarter and full year. Higher sales volumes and improved operational efficiency contributed to the significant improvement in earnings for both periods.

     HVAC segment sales were $37.5 million in the fourth quarter 2004, compared to $36.6 million in the prior year period. Segment earnings were $4.8 million, essentially even with the fourth quarter 2003. For the full-year 2004, HVAC sales were $122.7 million, up 7.7 percent compared to 2003. Full year segment earnings increased 25.1 percent to $10.3 million, compared with $8.2 million in 2003. The earnings improvement reflects disciplined cost controls and improved operational efficiency.

CASH FLOW AND DEBT HIGHLIGHTS

     Thomas & Betts continued to demonstrate strong cash generation and ended 2004 with approximately $336 million in cash and cash equivalents. The company’s marked improvement in profitability and its continued emphasis on tightly managing working capital contributed to the strong cash performance.

     During the fourth quarter 2004, the company contributed approximately $73 million to fund its major qualified pension plans up to the amount of the accumulated benefit obligation. Also during 2004, the company repaid approximately $140 million in debt including $8 million in the fourth quarter. Total debt to total capitalization was 37.7 percent at December 31, 2004, down significantly from 48.4 percent at the end of 2003.

2005 DIRECTIONAL GUIDANCE

     “Our performance in 2004 clearly demonstrates that we have a strong manufacturing, distribution and sales network supported by well-integrated IT systems and can efficiently handle more volume as demand improves in our markets,” said Pileggi. “We have more confidence now that the emerging recovery in industrial and commercial markets will continue in 2005 and expect to see top-line growth in the mid-single digit range. Given this, we believe that we will report $1.60 to $1.70 earnings per diluted share in 2005.”

     The company’s 2005 earnings guidance excludes any impact from the adoption of SFAS 123 (R), Share-Based Payment”. The company does not believe the impact of SFAS 123 (R) will be material to earnings.

CORPORATE OVERVIEW

     Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

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     This press release includes forward-looking statements that are subject to many uncertainties in the company’s operations, business, and economic and political environment. Forward-looking statements are identified by terms such as “achieve”, “guidance”, “expect”, “believe”, and “will.” Such uncertainties, which are discussed further in the company’s annual, quarterly and current filings with the Securities and Exchange Commission, may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements.

NOTE: The attached financial tables support the information in this news release:
Condensed Consolidated Statements of Operations
Segment Information
Condensed Consolidated Balance Sheets
Condensed Consolidated Statements of Cash Flows
Capitalization Ratios

CONTACT: Tricia Bergeron (901) 252-8266 or tricia.bergeron@tnb.com

CONFERENCE CALL AND WEBCAST INFORMATION

     Thomas & Betts will hold a conference call/webcast to discuss the company’s fourth quarter and year-end 2004 results on Tuesday, February 8, 2005 at 11:00 am EST (10:00 am CST). To access the call, please call 201-689-8037. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight EST on Monday, February 14, 2005. To access the replay, please call 201-612-7415, account number 9517, pass code 13763. The recorded webcast will be available at www.tnb.com.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year to Date
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Net sales	$400,120	$349,463	$1,516,292	$1,322,297
Cost of sales	285,905	250,488	1,085,150	970,248

Gross margin	114,215	98,975	431,142	352,049
Gross margin — % of net sales	28.5%	28.3%	28.4%	26.6%
Selling, general and administrative	73,713	74,279	287,024	282,779
Selling, general and administrative — % of net sales	18.4%	21.3%	18.9%	21.4%
Other operating expense (income), net	—	(3,475)	—	(12,325)

Earnings from Operations	40,502	28,171	144,118	81,595
Earnings from operations — % of net sales	10.1%	8.1%	9.5%	6.2%
Income from unconsolidated companies	315	1,361	2,167	3,214
Interest expense, net	(7,348)	(9,778)	(30,608)	(36,879)
Other (expense) income, net	(728)	(322)	(825)	(1,772)
Gain on sale of equity interest	—	1,587	12,978	1,587

Earnings before income taxes	32,741	21,019	127,830	47,745
Income tax provision	8,495	1,716	34,575	4,932

Net earnings	$24,246	$19,303	$93,255	$42,813

Net earnings per share:
Basic earnings per share	$0.41	$0.33	$1.59	$0.73

Diluted earnings per share	$0.40	$0.33	$1.57	$0.73

Average shares outstanding:
Basic	58,889	58,468	58,610	58,438
Diluted	59,933	58,585	59,357	58,447

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year to Date
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Net sales:
Electrical	$321,541	$286,209	$1,253,990	$1,114,852
Steel Structures	41,129	26,678	139,633	93,534
HVAC	37,450	36,576	122,669	113,911

Total net sales	$400,120	$349,463	$1,516,292	$1,322,297

Segment earnings:
Electrical	$29,443	$22,786	$120,289	$65,433
Steel Structures	6,613	2,152	15,704	6,354
HVAC	4,761	4,991	10,292	8,226

Total reportable segment earnings	40,817	29,929	146,285	80,013
Total reportable segment earnings — % of net sales	10.2%	8.6%	9.6%	6.1%
Interest expense, net	(7,348)	(9,778)	(30,608)	(36,879)
Gain on sale of equity interest	—	1,587	12,978	1,587
Other	(728)	(719)	(825)	3,024

Earnings before income taxes	$32,741	$21,019	$127,830	$47,745

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$336,059	$387,425
Marketable securities	1,658	1,704
Receivables, net	172,745	168,542
Inventories	207,158	190,243
Other current assets	61,275	64,365

Total current assets	778,895	812,279
Net property, plant and equipment	276,144	303,710
Goodwill	463,264	455,113
Investments in unconsolidated companies	114,922	121,732
Other assets	122,527	89,791

Total assets	$1,755,752	$1,782,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,830	$133,344
Accounts payable	120,336	113,724
Accrued liabilities	100,692	111,478
Income taxes payable	14,551	6,414

Total current liabilities	238,409	364,960
Long-term debt	543,085	551,972
Other long-term liabilities	72,539	134,266
Shareholders’ equity	901,719	731,427

Total liabilities and shareholders’ equity	$1,755,752	$1,782,625

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date
	December 31,	December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$93,255	$42,813
Adjustments:
Depreciation and amortization	51,805	50,327
Amortization of restricted stock	2,331	3,761
Gain on sale of equity interest	(12,978)	(1,587)
Deferred income taxes	12,523	(10,840)
Changes in operating assets and liabilities, net:
Receivables	1,282	4,527
Inventories	(12,682)	14,493
Accounts payable	3,250	(2,176)
Accrued liabilities	(10,885)	(4,075)
Income taxes payable	7,395	(3,680)
Funding to qualified pension plans	(78,187)	(5,525)
Other	6,802	8,755

Net cash provided by operating activities	63,911	96,793
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(25,419)	(28,681)
Proceeds from sale of property, plant and equipment	5,948	1,347
Proceeds from sale of equity interest	20,929	2,338
Net proceeds from (investments in) marketable securities	16	68,544

Net cash provided by investing activities	1,474	43,548

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and other borrowings	(139,096)	(67,790)
Proceeds from long-term debt and other borrowings	—	130,628
Stock options exercised	14,666	175
Other	—	(3,861)

Net cash provided by (used in) financing activities	(124,430)	59,152

EFFECT OF EXCHANGE RATE ON CASH	7,679	9,938

Net increase (decrease) in cash and cash equivalents	(51,366)	209,431
Cash and cash equivalents at beginning of period	387,425	177,994

Cash and cash equivalents at end of period	$336,059	$387,425

Cash payments for interest	$44,203	$48,008
Cash payments for income taxes	$12,219	$14,816

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Capitalization Ratios
(In thousands, except ratios)
(Unaudited)

	December 31,	December 31,
	2004	2003
Current maturities of long-term debt	$2,830	$133,344
Long-term debt	543,085	551,972

Total debt	545,915	685,316
Shareholders’ equity	901,719	731,427

Total capitalization	$1,447,634	$1,416,743

Total debt-to-total capitalization	37.7%	48.4%